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                                                                    Exhibit 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated July 26, 2005, except for Note 2 - Net
(Loss) Income Per Share, as to which the date is September 21, 2005, relating to the consolidated financial statements and consolidated financial statement schedule of DealerTrack Holdings, Inc. and subsidiaries, which appears in such Registration Statement. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Melville, New York
September 21, 2005